As filed with the Securities and Exchange Commission on November 9, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Developers Diversified Realty Corporation
(Exact name of registrant as specified in its charter)

Ohio	34-1723097
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
3300 Enterprise Parkway
Beachwood, Ohio 44122
(216) 755-5500
(Address of Principal Executive Offices)(Zip Code)
DIRECTORS’ DEFERRED COMPENSATION PLAN
(AS AMENDED AND RESTATED ON NOVEMBER 8, 2000), AS AMENDED
2005 DIRECTORS’ DEFERRED COMPENSATION PLAN
(NOVEMBER 1, 2007 RESTATEMENT)
(Full title of the plan)

Scott A. Wolstein, Chief Executive Officer
Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122
(Name and address of agent for service)
(216) 755-5500
(Telephone number, including area code, of agent for service)

Copies of all notices, orders and communication to:
Albert T. Adams, Esq.
Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114
(216) 621-0200

Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price	aggregate	Amount of
registered	registered	per share	offering price	registration fee
Deferred Compensation Obligations (1)	$1,920,000	100%	$1,920,000	$59
Common Shares, without par value (2)	115,000	$47.20	$5,428,000	$167 (3)

(1)	Represents $1,920,000 of deferred compensation obligations offered under the 2005 Directors’ Deferred Compensation Plan (November 1, 2007 Restatement) (the “2005 Plan”).

(2)	In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminable number of additional common shares issuable under the Directors’ Deferred Compensation Plan (as Amended and Restated on November 8, 2000), as amended, and the 2005 Plan as a result of stock splits, stock dividends and other capital adjustments effected without receipt of consideration by the Registrant.

(3)	The amount of the registration fee with respect to the Common Shares has been calculated pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low sale prices on November 6, 2007 of the Registrant’s Common Shares as reported on the New York Stock Exchange.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The documents listed in (a) through (d) below are incorporated by reference into this Registration Statement, excluding any information contained therein or attached as exhibits thereto which has been furnished but not filed with the Securities and Exchange Commission (the “Commission”):
(a)	Annual Report on Form 10-K of Developers Diversified Realty Corporation (the “Company”) for the fiscal year ended December 31, 2006, as amended by Form 10-K/A filed on March 6, 2007 and Form 10-K/A (Amendment No. 2) filed on October 25, 2007;

(b)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007;

(c)	The Company’s Current Reports on Form 8-K filed on February 7, 2007, February 9, 2007, February 13, 2007, February 20, 2007, February 22, 2007, February 26, 2007, February 27, 2007, March 5, 2007, March 6, 2007, March 9, 2007, March 16, 2007, April 12, 2007, April 24, 2007, July 2, 2007, November 9, 2007 and November 9, 2007; and

(d)	The description of the Company’s common shares, without par value (the “Common Shares”), contained in the Company’s Registration Statement on Form 8-A dated January 26, 1993 and all amendments or reports filed with the Commission for the purpose of updating such description.
     All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference is modified or superseded by a statement contained in a subsequently filed document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4. Description of Securities.
     This Registration Statement covers deferred compensation obligations (“DCOs”) that may be offered under the 2005 Directors’ Deferred Compensation Plan (November 1, 2007 Restatement) (the “2005 Plan”) to eligible directors of the Company who have elected to participate in the 2005 Plan (“Participants”). The following summary of the DCOs is qualified in its entirety by reference to the Plan, a copy of which has been filed as an exhibit to this Registration Statement.
     The DCOs represent obligations of the Company to pay to Participants certain compensation amounts that the Participants have elected to defer. The 2005 Plan is intended to provide Participants the ability to defer income that would otherwise be payable to them for tax planning purposes.

     Subject to the terms and conditions set forth in the 2005 Plan, each eligible director may elect to defer receipt of all or part of the cash component of the fees otherwise payable to him. In lieu of payment of such fees, the Company will credit to each Participant’s deferral account an amount equivalent to the fees that would have been paid to him if he had not made a deferral election under the 2005 Plan. The credit will be made on the date on which the fee would have been paid absent a deferral election.
     Until distributed to a Participant, amounts credited to the deferral account of that Participant will be increased or decreased as measured by the market value of the Common Shares, plus the value of dividends or other distributions on the Common Shares. Each amount credited to a deferral account will be assigned a number of share units (including fractions of a share unit) determined by dividing the amount credited to the deferral account, whether in lieu of payment of fees for service as a director or as a dividend or other distribution attributable to such share units, by the fair market value of the Common Shares on the date of credit. Fair market value will be the closing price of a Common Share on the New York Stock Exchange on the day preceding the concerned date or, if no sales occurred on such preceding date, on the most recent preceding date on which sales occurred. Each share unit will have the value of a Common Share. The number of share units will be adjusted to reflect stock splits, stock dividends, or other capital adjustments effected without receipt of consideration by the Company.
     Subject to certain exceptions specified in the 2005 Plan, distribution of a Participant’s deferral account will not commence earlier than the January 1 following the year in which the Participant attains age 55, and will commence not later than the January 1 following the year in which the Participant attains age 72. A Participant may elect that payment be made in one lump sum, or in substantially equal annual installments of the deferral account balance over a period of between one and ten years (as elected by the Participant). The Participant may elect to receive distributions in Common Shares, cash, or a combination thereof, as permitted by the 2005 Plan’s administrators.
     The obligation to distribute the balance of each Participant’s deferral account is a general unsecured obligation of the Company. The DCOs do not represent rights to acquire Common Shares.  A Participant’s right to the DCOs cannot be alienated, sold, transferred, assigned or encumbered.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Ohio Revised Code (the “Ohio Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (1) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (2) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against such person and incurred by person in his or her capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.
     The Company’s code of regulations provides for the indemnification of directors and officers of the registrant to the maximum extent permitted by Ohio law as authorized by the board of directors of the Company and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the Company upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification.
     The Company maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Company from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Company, subject to certain exceptions.
     The Company has entered into indemnification agreements with its directors and officers which provide for indemnification to the fullest extent permitted under Ohio law.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1	Amended and Restated Articles of Incorporation of the Company (1)

4.2	Second Amendment to the Amended and Restated Articles of Incorporation of the Company (1)

4.3	Third Amendment to the Amended and Restated Articles of Incorporation of the Company (1)

4.4	Fourth Amendment to the Amended and Restated Articles of Incorporation of the Company (1)

4.5	Fifth Amendment to the Amended and Restated Articles of Incorporation of the Company (1)

4.6	Sixth Amendment to the Amended and Restated Articles of Incorporation of the Company (1)

4.7	Seventh Amendment to the Amended and Restated Articles of Incorporation of the Company (1)

4.8	Eighth Amendment to the Amended and Restated Articles of Incorporation of the Company (1)

4.9	Amended and Restated Code of Regulations of the Company (1)

4.10	Specimen Certificate for Common Shares (2)

4.11	Directors’ Deferred Compensation Plan (as Amended and Restated on November 8, 2000), as amended by First Amendment, dated as of December 19, 2005, and Second Amendment, dated as of November 7, 2007

4.12	2005 Directors’ Deferred Compensation Plan (November 1, 2007 Restatement)

5	Opinion of Baker & Hostetler LLP

23.1	Consent of Baker & Hostetler LLP (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of KPMG LLP

(1)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed with the Commission on August 9, 2007.

(2)	Incorporated by reference from the Company’s Registration Statement on Form S-3 (No. 33-78778) filed with the Commission on May 10, 1994.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however,
(A) that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beachwood, State of Ohio, on this 9th day of November, 2007.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Scott A. Wolstein
Scott A. Wolstein
Chief Executive Officer and Chairman

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott A. Wolstein, Daniel B. Hurwitz and William H. Schafer, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on the 9th day of November, 2007.

/s/ Scott A. Wolstein Scott A. Wolstein	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ William H. Schafer William H. Schafer	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Dean S. Adler Dean S. Adler	Director

/s/ Terrance R. Ahern Terrance R. Ahern	Director

/s/ Robert H. Gidel Robert H. Gidel	Director

/s/ Victor B. MacFarlane Victor B. MacFarlane	Director

/s/ Craig Macnab Craig Macnab	Director

/s/ Scott D. Roulston Scott D. Roulston	Director

Barry A. Sholem	Director

/s/ William B. Summers, Jr. William B. Summers, Jr.	Director

EXHIBIT INDEX

4.1	Amended and Restated Articles of Incorporation of the Company (1)

4.2	Second Amendment to the Amended and Restated Articles of Incorporation of the Company (1)

4.3	Third Amendment to the Amended and Restated Articles of Incorporation of the Company (1)

4.4	Fourth Amendment to the Amended and Restated Articles of Incorporation of the Company (1)

4.5	Fifth Amendment to the Amended and Restated Articles of Incorporation of the Company (1)

4.6	Sixth Amendment to the Amended and Restated Articles of Incorporation of the Company (1)

4.7	Seventh Amendment to the Amended and Restated Articles of Incorporation of the Company (1)

4.8	Eighth Amendment to the Amended and Restated Articles of Incorporation of the Company (1)

4.9	Amended and Restated Code of Regulations of the Company (1)

4.10	Specimen Certificate for Common Shares (2)

4.11	Directors’ Deferred Compensation Plan (as Amended and Restated on November 8, 2000), as amended by First Amendment, dated as of December 19, 2005, and Second Amendment, dated as of November 7, 2007

4.12	2005 Directors’ Deferred Compensation Plan (November 1, 2007 Restatement)

5	Opinion of Baker & Hostetler LLP

23.1	Consent of Baker & Hostetler LLP (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of KPMG LLP

(1)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed with the Commission on August 9, 2007.

(2)	Incorporated by reference from the Company’s Registration Statement on Form S-3 (No. 33-78778) filed with the Commission on May 10, 1994.